Exhibit 23.1

HARRIS & GILLESPIE CPA'S, PLLC
CERTIFIED PUBLIC ACCOUNTANT'S
3901 STONE WAY N., SUITE 202
SEATTLE, WA    98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA's, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated March 6, 2015 on the financial statements of Seen On Screen TV, Inc. as of October 31, 2014 and 2013 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 3rd day of April 2015.

/s/ HARRIS & GILLESPIE CPA'S, PLLC

HARRIS & GILLESPIE CPA'S, PLLC
Certified Public Accountant's